Exhibit 5
ADB SYSTEMS INTERNATIONAL LTD.
CODE OF ETHICS

Adopted by the Board of Directors on June 23, 2004

This Code of Ethics (the “Code of Ethics”) has been unanimously adopted by the Board of Directors of ADB Systems International Ltd. (the “Company”) and is intended to apply to the Company’s chief executive officer, principal financial officer, principal accounting officer and controller, or any person performing similar functions. References in this Code of Ethics to the Company means the Company or any of its subsidiaries.

Purpose of Code of Ethics

The purpose of this Code of Ethics is to promote the honest and ethical conduct of the senior executive, financial and accounting officers of the Company (“employees,” herein), including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; compliance with all applicable governmental rules and regulations; prompt internal reporting of violations of this Code of Ethics; and accountability for adherence to this Code of Ethics.

Conflict of Interest; Corporate Opportunity

No employee shall, directly or indirectly, engage or participate in, or authorize, any transactions or arrangements involving, or raising questions of, possible conflict, whether ethical or legal, between the interests of the Company and the personal interests of the employee or his or her family. No employee shall take for himself or herself personally any opportunity that arises through the use of corporate property, information or position or shall use corporate property, information or position for personal gain.

No employee or any member of his or her family shall, directly or indirectly, acquire or hold any beneficial interest of any kind in any firm or entity that does, or in the recent past did, business with the Company, or in any firm or entity which is currently or prospectively competing in any manner with the Company. This prohibition shall not apply to the acquisition or holding of any security through a mutual fund or of any interest not in excess of 2% of any class of securities listed on a national securities exchange or traded in an established over-the-counter securities market. Activities and holdings that have the appearance of impropriety are also to be avoided.

For purposes of this policy, a member of an employee’s family shall include a spouse, parents, stepparents, in-laws, siblings, children, stepchildren and any other person residing in the employee’s residence.

No employee or any member of his or her family shall, directly or indirectly, seek, accept or retain gifts or other personal or business favors from any vendor, supplier or customer of the Company or from any individual or organization seeking to do business with the Company. A personal benefit means any type of gift, gratuity, use of facilities, favor, entertainment, service, loan, fee or compensation or anything of monetary value. Specific exceptions to this prohibition will be made if there is no reasonable likelihood of improper influence in the performance of duties on the part of the employee on behalf of the Company and if the personal benefit falls into one of the following categories:

•	normal business courtesies, such as meals, involving no more than ordinary amenities;

•	paid trips or guest accommodations in connection with proper Company business and with the prior approval of the Chief Executive Officer;

•	fees or other compensation received from any organization in which membership or an official position is held only if approved by Chief Executive Officer;

•	loans from financial institutions made in the ordinary course of their business on customary terms and at prevailing rates; or

•	gifts of nominal value (less than $200) during the holiday season.

No employee or any member of his or her family may compete with the Company. No employee or any member of his or her family may serve as a director, officer, employee of or consultant to a competitor, vendor, supplier or other business partner of the Company without the prior written approval of Chief Executive Officer.

No employee or any member of his or her family who directly or indirectly owns a financial interest in, or has an obligation to, a competitor, supplier, customer or other business partner of the Company, which interest or obligation is significant to such employee or family member may conduct business with such entity or person without the prior written approval of Chief Executive Officer.

No employee or any member of his or her family may act as a broker, finder or other intermediary for his or her benefit or for the benefit of any third party in a transaction involving the Company without the prior written approval of Chief Executive Officer.

Gifts or entertainment that have an aggregate value in any year in excess of $200 are generally considered to be excessive and shall not be accepted by the employee. This prohibition would also apply to common courtesies and hospitalities if their scale or nature would in any way appear to affect the impartiality of the employee or imply a conflict of interest. However, this prohibition is not meant to preclude an employee’s acceptance of business entertainment that is not intended to influence loyalty of the employee to the Company and, that is reasonable in nature, frequency and cost; for example, a lunch, dinner or occasional athletic, social or cultural event, or participation in corporate promotional events.

An employee should make every effort to refuse to accept, or to return, any gift or gifts from a supplier, customer or other business partner exceeding $200 in value. If the employee determines that the donor would be insulted or embarrassed if the gift is refused or returned, a conflict can nevertheless be avoided by promptly reporting the gift to the employee’s superior and delivering to the employee’s superior the gift or a check payable to the Company for the fair value of the gift (which the Company will donate to charity).

As a Senior Executive, Financial or Accounting Officer of the Company, it is imperative that you avoid any investment, interest or association that interferes, might interfere, or might be thought to interfere, with your independent exercise of judgment in the Company’s best interest.

Proper Accounting and Financial Integrity; Accurate Periodic Reports

All transactions must be executed only in accordance with management’s general or specific authorization. The Company’s books, records and accounts must reflect, accurately and fairly and within the Company’s regular system of accountability, all of the Company’s transactions and the acquisition and disposition of its assets. All transactions shall be accurately recorded to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied and other applicable rules, regulations and criteria, and to insure full accountability for all assets and activities of the Company. Under no circumstances shall there be any unrecorded funds or assets of the Company, regardless of the purposes for which such fund or asset may have been intended, or any improper or inaccurate entry, knowingly made on the books and records of the Company. No payment on behalf of the Company shall be approved or made with the intention or understanding that any part of such payment is to be used for a purpose other than that described by the documents supporting the payment.

All employees must cooperate fully with the Company’s internal audit staff, independent auditors and counsel to enable them to discharge their responsibilities to the fullest extent.

As you are aware, full, fair, accurate, timely and understandable disclosure in our periodic reports filed with the United States Securities and Exchange Commission (“SEC”) and the Toronto Stock Exchange (“TSX”) is required by SEC and TSX rules and is essential to our continued success. Please exercise the highest standard of care in preparing such reports in accordance with these guidelines, including, without limitation, the following:

•	All Company accounting records, as well as reports produced from those records, must be kept and presented in accordance with the laws of each applicable jurisdiction.

•	All records must fairly and accurately reflect the transactions or occurrences to which they relate.

•	All records must fairly and accurately reflect in reasonable detail the Company’s assets, liabilities, revenues and expenses.

•	The Company’s accounting records must not contain any intentionally false or intentionally misleading entries.

•	No transaction may be intentionally misclassified as to accounts, departments or accounting periods.

•	All transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period.

•	No information may be concealed from the internal auditors or the independent auditors (or the Audit Committee or Board of Directors).

•	Compliance with Generally Accepted Accounting Principles and the Company’s system of internal accounting controls is required at all times.

Compliance with Laws, Rules and Regulations

Recognition of the public interest must be a permanent commitment of the Company in the conduct of its affairs. The activities of the Company and all of its employees, acting on its behalf must always be in full compliance with both the letter and spirit of all laws, rules and regulations applicable to our business. Furthermore, no employee should assist any third party in violating any applicable law, rule or regulation. This principle applies whether or not such assistance is, itself, unlawful. All employees must respect and obey the laws of the cities, states and countries in which we operate and avoid even the appearance of impropriety. When there is a doubt as to the lawfulness of any proposed activity, advice must be sought from Chief Executive Officer.

Violation of applicable laws, rules or regulations may subject the Company, as well as any employees involved, to severe adverse consequences, including imposition of injunctions, monetary damages (which could far exceed the value of any gain realized as a result of the violation, and which may be tripled in certain cases), fines and criminal penalties, including imprisonment. In addition, actual or apparent violations of applicable laws, rules and regulations by the Company or its employees can undermine the confidence of the Company’s customers, investors, creditors and bankers, as well as that of the general public. Employees who fail to comply with this Code of Ethics and applicable laws will be subject to disciplinary measures up to and including termination of employment from the Company.

Internal Communication and Enforcement of Policy

Communication of the policies contained in this Code of Ethics will be made to all applicable employees of the Company who will be required to sign the attached Acknowledgement of Receipt and Understanding at least annually.

It is important that each employee comply not only with the letter but, equally importantly, the spirit of these policies. If you believe that one of the Company’s employees is acting in a manner that is not in compliance with this policy, or that you have been requested to so act in such a manner, you should immediately bring this matter to the attention of the Chief Executive Officer. In order to encourage uninhibited communication of such matters, such communications will be treated confidentially to the fullest extent possible and no disciplinary or other retaliatory action will be taken against an employee who communicates such matters.

Effects of Failure to Comply

Any questions regarding this Code of Ethics or its application should be discussed with the Chief Executive Officer.

Conduct violative of this Code of Ethics is expressly outside the employee’s scope of employment. Any employee whose conduct violates this Code of Ethics will be subject to disciplinary action by the Company, including, in the Company’s discretion, discharge and/or forfeiture of any benefits or rights (including contractual rights) which, under applicable law, are forfeitable upon discharge for cause, and to the enforcement of such other remedies as the Company may have under applicable law.

Amendments to and Waivers of the Code of Ethics

Any amendment to or waiver of this Code of Ethics will be made only by the Board of Directors and notified in writing and will be promptly disclosed as required by law or stock exchange regulation.

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ACKNOWLEDGEMENT OF RECEIPT AND UNDERSTANDING
OF
CODE OF ETHICS

I hereby acknowledge that I have been provided with a copy of the Code of Ethics of ADB SYSTEMS INTERNATIONAL LTD. I further acknowledge that I have read the Code of Ethics in its entirety and that I understand it. I agree to observe the policies and procedures contained in the Code of Ethics and have been advised that, if I have any questions or concerns relating to such policies or procedures, I should discuss them with the Human Resources Department. I understand that failing to abide by the Code of Ethics of ADB SYSTEMS INTERNATIONAL LTD. could lead to disciplinary action up to and including termination of employment. I also understand that no one other than the Board of Directors has the authority to waive any provision of the Code of Ethics and that any waiver must be in writing.

My signature below indicates my understanding of the Code of Ethics of ADB SYSTEMS INTERNATIONAL LTD. and my agreement to abide by the policies and procedures contained therein.

Employee Signature	Date

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